Exhibit 2.23
WARRANT AGREEMENT
BY WAY OF DEED POLL
DATED AS OF APRIL 7, 2009
RELATING TO 4,125,000 WARRANTS IN REGISTERED FORM EXERCISABLE
FOR CASH AND/OR FOR SHARES
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED

THIS WARRANT AGREEMENT, (the “Agreement”) by way of Deed Poll executed as of April    , 2009, between Yingli Green Energy Holding Company Limited (registered number 172074) (an exempted company incorporated in the Cayman Islands (the “Company”)), Deutsche Bank AG, Hong Kong Branch, as warrant agent (the “Warrant Agent”) and Deutsche Bank Luxembourg S.A., as warrant registrar (the “Warrant Registrar”).
RECITALS
WHEREAS, the Company, by resolution of its board of directors passed on March 17, 2009, has authorised the issue of warrants on the terms and subject to the conditions set out in this Agreement including the schedules thereto (each a “Warrant” and collectively, the “Warrants”).
WHEREAS, in connection with the Facilities Agreement (as defined below) and related guarantees, the Company has agreed to issue 4,125,000 Warrants for the beneficial interest of Gold Sun Day Limited.
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act in connection with the issuance of Warrant Certificates (as defined below) and other matters as provided herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:
1. CERTAIN DEFINITIONS
As used in this Agreement, the following terms shall have the following respective meanings:
“Adjusted Strike Price” has the meaning specified in Section 8(a).
“Adjustment Event” means any sub-division or consolidation of Shares or any changes in the Share to ADS ratio.
“ADRs” means American depositary receipts, each representing one ADS.
“ADSs” means American depositary shares, each representing one Share of the Company.
“Affiliate” means, in relation to a person, any other person (other than the Company and persons controlled, directly or indirectly, by the Company) directly or indirectly, controlling or controlled by or under common control with that person and for the purposes of this definition control when used with respect to any person means power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Recitals.
“Articles” means the articles of association of the Company.
“Base Warrant Amount” means 4,125,000 Warrants.
“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Business Day” means a day other than a Saturday or Sunday and means any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the city of New York or Hong Kong.
“Cash Settlement Date” means the date falling five (5) Business Days from the end of the relevant Exercise Period.
“Clearstream” means Clearstream Banking, société anonyme, Luxembourg, and its successors.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Depositary” means, with respect to the Warrants issuable or issued in whole or in part in global form, the common depositary for Euroclear and Clearstream.
“Company” has the meaning set forth in the Recitals.
“Consent” means the consent in writing of the holders of more than 50% of the Warrants then outstanding (excluding Warrants held by the Company or any of Affiliate of the Company).
“Definitive Warrants” has the meaning specified in Section 3.5.
“Deposit Agreement” means the deposit agreement, dated June 13, 2007, among the Company, the Depositary and the owners and beneficial holders of ADSs issued thereunder, as may be amended from time to time, a form of which has been filed with the Commission as an exhibit to the Guarantor’s registration statement on Form F-6 (Registration No. 333-142852).
“Depositary” means JPMorgan Chase Bank, N.A., as depositary under the Deposit Agreement.
“Directors” means the directors of the Company from time to time.
“Euroclear” means Euroclear Bank SA/NV and its successors.
“Event of Default” has the meaning as set forth in Section 19.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excess Price” means an amount equal to the Exercise Price less the Strike Price.
“Exercise Period” means the First Exercise Period, the Second Exercise Period, the Third Exercise Period, the Fourth Exercise Period, the Fifth Exercise Period and any other period when Warrants are exercisable pursuant to this Agreement.
“Exercise Date” means the date on which a holder of Warrants serves notice of exercise of a Warrant.
“Exercise Price” means the volume weighted average closing price of the ADSs on the NYSE on a per Share basis for the five (5) Trading Day period immediately preceding the relevant Exercise Date.
“Facilities Agreement” means the agreement relating to a credit facility in such amount as determined under the Facilities Agreement, dated January 24, 2009 between Yingli Energy (China) Company Limited as borrower and Gold Sun Day Limited as Lender.
“Fifth Exercise Period” means the period from (and including) the date falling on the third anniversary of the First Utilisation Date (the Fifth Exercise Date) to (and including) the date falling 15 Business Days from the Fifth Exercise Date.

“First Exercise Period” means the period from (and including) the date falling on the first anniversary of the First Utilisation Date (the First Exercise Date) to (and including) the date falling 15 Business Days from the First Exercise Date.
“First Utilisation Date” means the Utilisation Date (as defined in the Facilities Agreement).
“Fourth Exercise Period” means the period from (and including) the date falling 30 months from the First Utilisation Date (the Fourth Exercise Date) to (and including) the date falling 15 Business Days from the Fourth Exercise Date.
“Global Warrants” has the meaning specified in Section 3.1.
“Maximum Warrant Amount” means:
(a) in relation to any exercise during the First Exercise Period, the Base Warrant Amount; and
(b) in relation to any exercise during any other Exercise Period, the aggregate of: (i) the Base Warrant Amount; and (ii) any Unexercised Warrant Amount.
“Notional Warrant Share Amount” means the maximum number of Warrants exercisable by a holder of Warrants during any exercise period. The Notional Warrant Share Amount will be increased by the Unexercised Warrant Amount (if any) during each Exercise Period other than the First Exercise Period.
“NYSE” means the New York Stock Exchange.
“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer or any other executive officer of such Person.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Warrant Agent in form and substance reasonably acceptable to the Warrant Agent.
“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Put Notice” means a notice in or substantially in the form attached hereto as Schedule D.
“Put Price” means an amount in United States Dollars equal to:
E x F
where:
E = the aggregate amount of unexercised Warrants; and
F = US$7.00.
“Registration Period” has the meaning specified in Section 14(a).
“Regulation S” means Regulation S under the Securities Act.

“Second Exercise Period” means the period from (and including) the date falling 18 months from the First Utilisation Date (the Second Exercise Date) to (and including) the date falling 15 Business Days from the Second Exercise Date.
“Securities Act” has the meaning set forth in the Recitals.
“Shares” means the ordinary shares of the Company, par value US$0.01 per share.
“Strike Price” means, subject to the adjustment mechanisms referred to in Section 8, the volume weighted average per ADS closing price of the ADS on the NYSE on a per Share basis for the 20 Trading Day period immediately preceding the First Utilisation Date.
“Subsidiary” means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than fifty percent (50%) of the share capital or similar right of ownership.
“Subscription Rights Reserve” has the meaning specified in Article 149 of the Articles of the Company.
“Termination Date” means the date falling on the earlier of (i) the end of the Fifth Exercise Period, (ii) the date of any event of default (as defined in the Facilities Agreement) and (iii) any time that the Shares are suspended for longer than 15 consecutive Trading Days or cease to be listed on the NYSE other than in accordance with Section 7 of this Agreement.
“Third Exercise Period” means the period from (and including) the date falling on the second anniversary of the First Utilisation Date (the Third Exercise Date) to (and including) the date falling 15 Business Days from the Third Exercise Date.
“Total Settlement Amount” means an amount in United States Dollars equal to:
A x B
where:
A = the number of Warrants exercised
B = the greater of: (i) zero and (ii) the Excess Price.
“Trading Day” means a day when the NYSE is open for trading.
“Unexercised Warrant Amount” means:
(a)	in relation to the Second Exercise Period, the Base Warrant Amount less the amount of Warrant(s) exercised during the First Exercise Period (the First Period Accumulated Amount);

(b)	in relation to the Third Exercise Period, an amount equal to (i) the aggregate of the Base Warrant Amount and the First Period Accumulated Amount less (ii) the amount of Warrant(s) exercised during the Second Exercise Period (the Second Period Accumulated Amount);

(c)	in relation to the Fourth Exercise Period, an amount equal to (i) the aggregate of the Base Warrant Amount and the Second Period Accumulated Amount less (ii) the amount of Warrant(s) exercised during the Third Exercise Period (the Third Period Accumulated Amount); and

(d)	in relation to the Fifth Exercise Period, an amount equal to (i) the aggregate of the Base Warrant Amount and the Third Period Accumulated Amount less (ii) the amount of Warrant(s) exercised during the Fourth Exercise Period.

“U.S.” means the United States of America, its states, territories and possessions.
“United States Dollars or US$” means the lawful currency of the United States of America.
“Warrant” and “Warrants” have the meanings set forth in the Recitals.
“Warrant ADSs” means the ADSs, delivered by the Depositary to the holders of Warrants in the name and to the account designated by a holder of Warrant Shares.
“Warrant ADS Settlement Date” means the date falling ten (10) Business Days from the issuance of the Warrant Shares.
“Warrant Agent” has the meaning set forth in the Recitals.
“Warrant Authentication Order” has the meaning set forth in Section 3.2.
“Warrant Certificate” has the meaning set forth in Section 3.1.
“Warrant Shares” means the Shares to be issued on the exercise of any Warrant if the Company elects to settle such exercise or a portion of such exercise in Warrant Shares in accordance with this Agreement.
“Warrant Share Settlement Amount” means an amount of Shares with an aggregate value equal to:
C/D
where:
C = the Total Settlement Amount
D = the Exercise Price
“Warrant Share Settlement Date” means the date falling five (5) Business Days from the end of the relevant Exercise Period.
“Warrant Register” has the meaning set forth in Section 3.3.
“Warrant Registrar” has the meaning set forth in Section 3.3.
2. APPOINTMENT OF WARRANT AGENT
The Company hereby appoints the Warrant Agent to act solely as agent for the Company in relation to the Warrants in accordance with the instructions set forth hereinafter in this Agreement and the Warrant Agent hereby accepts such appointment.
3. ISSUANCE OF WARRANTS; WARRANT CERTIFICATES
3.1 Form and Dating
(a)	General

The Warrants and the Warrant Shares may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Warrant shall be dated the date of the Warrant Authentication Order.

The terms and provisions contained in the Warrants shall constitute, and are hereby expressly made, a part of this Warrant Agreement. The Company and the Warrant Agent, by their execution and delivery of this Warrant Agreement, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Warrant conflicts with the express provisions of this Warrant Agreement, the provisions of this Warrant Agreement shall govern and be controlling.

(b)	Global Warrants

The Warrants shall be issued from time to time initially in the form of global warrants (each a “Global Warrant”). Global Warrants shall be substantially in the form of Schedule B attached hereto (including the Global Warrant Legend and the Regulation S Legend thereon and the “Schedule of Exchanges of Interests in the Global Warrant” attached thereto, each a “Warrant Certificate”). Definitive Warrants shall be substantially in the form of Schedule B attached hereto, but without the Global Warrant Legend thereon, the “Schedule of Exchanges of Interests in the Global Warrant” attached thereto or other such changes that may be necessary to reflect the definitive nature of the Warrant. Each Global Warrant shall represent such of the outstanding Warrants as shall be specified therein and each shall provide that it shall represent the number of outstanding Warrants from time to time endorsed thereon and that the number of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Warrant to reflect the amount of any increase or decrease in the number of outstanding Warrants represented thereby shall be made by the Warrant Agent in accordance with instructions given by the holder thereof as required by Section 3.5 hereof. Each Global Warrant shall be deposited with the Common Depositary, which shall hold such Global Warrant in safe custody for the account of Euroclear and/or Clearstream and instruct Euroclear or Clearstream or both of them, as the case may be, to credit the number of Warrants represented by such Global Warrant to the holder’s distribution account with Euroclear or Clearstream.

(c)	Euroclear and Clearstream Procedures Applicable

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Global Warrants that are held by Participants through Euroclear or Clearstream.
3.2 Execution
An Officer shall sign the Warrants on behalf of the Company by manual signature.
If the Officer whose signature is on a Warrant no longer holds that office at the time a Warrant is authenticated, the Warrant shall nevertheless be valid.
A Warrant shall not be valid until authenticated by the manual signature of the Warrant Registrar. The signature shall be conclusive evidence that the Warrant has been properly issued under this Warrant Agreement. The Warrant Registrar shall, upon a written order of the Company signed by an Officer (a “Warrant Authentication Order”), countersign one Global Warrant evidencing 4,125,000 Warrants issued as of the date hereof.
The Warrant Registrar may appoint an agent acceptable to the Company to authenticate Warrants. Such an agent may authenticate Warrants whenever the Warrant Registrar may do so. Each reference in this Warrant Agreement to an authentication by the Warrant Registrar includes an authentication by such agent. Such an agent has the same rights as the Warrant Registrar to deal with the Company or an Affiliate of the Company.

3.3 Warrant Register and Appointment of Warrant Registrar
The Company shall maintain an office or agency where Warrants may be presented for registration of transfer or for exchange (“Warrant Registrar”). The Warrant Registrar shall keep a register of the Warrants and of their registration of transfer and exchange (the “Warrant Register”). The Warrant Register shall be held in Luxembourg. The Company may appoint one or more co-Warrant Registrars. The term “Warrant Registrar” includes any co-Warrant Registrar. The Company may change any Warrant Registrar without notice to any holder. The Company shall notify the Warrant Agent in writing of the name and address of any agent not a party to this Warrant Agreement. If the Company fails to appoint or maintain another entity as Warrant Registrar, the Warrant Agent shall act as such. The Company or any of its subsidiaries may act as Warrant Registrar.
The Company hereby appoints Deutsche Bank Luxembourg S.A. to act as the Warrant Registrar with respect to the Warrants in accordance with this Agreement, and Deutsche Bank Luxembourg S.A., as Warrant Registrar, hereby accepts such appointment.
3.4 Holder Lists
The Warrant Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all holders of Warrants. If the Warrant Agent is not the Warrant Registrar, the Company shall promptly furnish to the Warrant Agent at such times as the Warrant Agent may request in writing, a list in such form and as of such date as the Warrant Agent may reasonably require of the names and addresses of the holders.
3.5 Transfer and Exchange
(a)	In accordance with the terms of this Warrant Agreement, the Warrant Agent shall deliver at the cost of the Company, upon not less than 45 days’ notice to the Warrant Agent by Euroclear or Clearstream, the relevant Warrants in definitive form (“Definitive Warrants”) in exchange for interests in such Global Warrant. For this purpose, the Warrant Agent is authorized and it shall (A) request the Warrant Registrar to authenticate each such Definitive Warrant and (B) deliver each such Definitive Warrant to or to the order of Euroclear or Clearstream, in exchange for interests in such Global Warrant. The Warrant Agent shall promptly notify the Company, upon receipt of a request for issue of Definitive Warrants, the aggregate number of Warrants represented by the relevant Global Warrant to be exchanged in connection therewith. The Company undertakes to deliver to, or to the order of, the Warrant Agent sufficient numbers of duly executed Definitive Warrants to enable the Warrant Agent to comply with its obligations under this Section 3.5(a). Transfer of a Global Warrant by the Common Depositary to another shall be limited to transfer of such Global Warrant in whole, but not in part, to nominees of Euroclear or Clearstream, to a successor of Euroclear or Clearstream, such successor’s nominee, or such depositary other than the Common Depositary (or its nominee) as the Company may instruct. Notwithstanding the above, interests in a Global Warrant shall be exchangeable in whole (but not in part) at the cost of the Company for Definitive Warrants if either Euroclear or Clearstream or any other relevant clearing system ceases to operate as a clearing system for 14 consecutive days (other than by reason of public holiday) or announces an intention to permanently cease business and it shall not be practicable to transfer the relevant Warrants to another clearing system within 90 days.

(b)	Upon any exchange of an interest in a Global Warrant for Definitive Warrants, the relevant Global Warrant shall be endorsed by the Warrant Agent to reflect the reduction of the number of Warrants so exchanged. Until exchanged in full, the holder of any interest in any Global Warrant shall in all respects be entitled to the same benefits under this Warrant Agreement as Definitive Warrants authenticated and delivered hereunder. Once exchanged in full, a Global Warrant shall be cancelled and disposed of by the Warrant Agent in accordance with its customary procedures.

(c)	The Warrant Agent shall cause all Global Warrants and Definitive Warrants delivered to it and held by it hereunder to be maintained in safe custody in accordance with this Section 3.5, and shall ensure that such Warrants are issued only in accordance with the provisions of this Warrant Agreement.

(d)	The Warrant Agent shall be entitled to treat a facsimile communication from a person purporting to be (and who the Warrant Agent believes in good faith to be) the authorized representative of the Company, named in a list furnished to the Warrant Agent from time to time, as sufficient instructions and authority of the Company for the Warrant Agent to act in accordance with this Section 3.5. The Company shall furnish the Warrant Agent with its initial list of authorized representatives, along with specimen signatures of such authorized representatives, upon execution of this Warrant Agreement.

(e)	Title to the Definitive Warrants shall pass by notation on the Warrant Register. However, title to Warrants issued in the form of Global Warrants held through Euroclear and Clearstream shall be transferable only in accordance with the rules and procedures of Euroclear and Clearstream, as appropriate.

(f)	General Provisions Relating to Transfers and Exchanges
(i) to permit registrations of transfers and exchanges, the Company shall execute and the Warrant Registrar shall authenticate Global Warrants and Definitive Warrants upon the Company’s order;
(ii) the Company hereby agrees and instructs the Warrant Agent that the Warrant Registrar shall not register the proposed transfer of any beneficial interest in, or proposed exercise of any right in, any Warrant, unless the Warrant Registrar shall have first received a certification in the form of Schedule C hereto that such transfer or exercise is made in accordance with the provisions of Regulation S;
(iii) the Warrant Register shall be in written form in the English language and shall include a record of the certificate number of each Warrant issued, and shall show the number of Warrants, the date of issue, all subsequent transfer and changes of ownership in respect thereof and the names, tax identifying numbers (if relevant to a specific holder) and addresses of the holders.
(iv) the Warrant Registrar shall at all reasonable times during office hours make the Warrant Register available to the Company, the Warrant Agent, the holders of Warrants or any person authorized by the Company in writing for inspection and for the taking of copies thereof or extracts therefrom, and at the expense of the Company, the Warrant Registrar shall deliver to such persons all lists of holders of Warrants, their addresses, number of holdings and other details as they may request;
(v) the Warrant Registrar shall only register the transfer of an interest in a Warrant if the requested transfer is (i) to the Company (including its Affiliates); (ii) being made by a person who has provided the Warrant Agent with a certificate of transfer in the form of Schedule C hereto; (iii) pursuant to an effective registration statement under the Securities Act with certification to that effect from such holder; or (iv) being transferred in reliance on any other exemption from the registration requirements of the Securities Act (including Rule 904 thereunder), with a certification to that effect from such holder and an Opinion of Counsel from such holder or the transferee reasonably acceptable to the Company and to the Warrant Agent to the effect that such transfer is in compliance with the Securities Act; provided, however, that in each case, a Warrant may not be offered or sold in the United States or to any U.S. person (as defined in Regulation S under the Securities Act) within 40 days following the date of the Warrant;
(vi) no service charge shall be made to a holder of a beneficial interest in a Global Warrant or to a holder of a Definitive Warrant for any registration of transfer or exchange, but the Company or the Warrant Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith and may require that a Person receiving Definitive Warrants must bear the cost of insurance, postage, transportation and the like in the event that such Person does not receive such Definitive Warrants in person at the offices of an Warrant Agent;
(vii) all Global Warrants and Definitive Warrants issued upon any registration of transfer or exchange of Global Warrants or Definitive Warrants shall be the duly authorized, executed and issued warrants for Warrant Shares of the Company, not subject to any pre-emptive rights, and entitled to the same benefits under this Warrant Agreement, as the Global Warrants or Definitive Warrants surrendered upon such registration of transfer or exchange;
(viii) prior to due presentment for the registration of a transfer of any Warrant, the Warrant Agent, and the Company may deem and treat the Person in whose name any Warrant is registered as the absolute owner of such Warrant for all purposes and none of the Warrant Agent, or the Company shall be affected by notice to the contrary; and
(ix) the Warrant Registrar shall countersign Global Warrants and Definitive Warrants in accordance with the provisions of Section 3.2 hereof.
(g)	Facsimile Submissions to Warrant Agent

All certifications, certificates and Opinions of Counsel required to be submitted to the Warrant Registrar pursuant to this Section 3.5 to effect a registration of transfer or exchange may be submitted by facsimile.

Notwithstanding anything herein to the contrary, as to any certificates and/or certifications delivered to the Warrant Registrar pursuant to this Section 3.5, the Warrant Registrar’s duties shall be limited to confirming that any such certifications and certificates delivered to it are in the form of Schedule C attached hereto. The Warrant Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates. As to any Opinions of Counsel delivered pursuant to this Section 3.5, the Warrant Registrar may rely upon, and be fully protected in relying upon, such opinions.
3.6 Replacement Warrants
If any mutilated Warrant is surrendered to the Warrant Agent or the Company and the Warrant Agent receives evidence to its satisfaction of the destruction, loss or theft of any Warrant, the Company shall issue and the Warrant Registrar, upon receipt of a Warrant Authentication Order, shall authenticate a replacement Warrant if the Warrant Agent’s requirements are met. If required by the Warrant Agent or the Company, an indemnity bond must be supplied by the holder that is sufficient in the judgment of the Warrant Agent and the Company to protect the Company, the Warrant Agent, the Warrant Registrar and any agent for purposes of the authentication from any loss that any of them may suffer if a Warrant is replaced. The Company may charge any holder of Warrants for the Company’s expenses in replacing a Warrant.
Every replacement Warrant is an additional warrant of the Company and shall be entitled to all of the benefits of this Warrant Agreement equally and proportionately with all other Warrants duly issued hereunder.
3.7 Temporary Warrants
Until certificates representing Warrants are ready for delivery, the Company may prepare and the Warrant Registrar, upon receipt of a Warrant Authentication Order, shall issue temporary Warrants. Temporary Warrants shall be substantially in the form of certificated Warrants but may have variations that the Company considers appropriate for temporary Warrants. Without unreasonable delay, the Company shall prepare and the Warrant Registrar shall authenticate Definitive Warrants in exchange for temporary Warrants.
Holders of temporary Warrants shall be entitled to all of the benefits of this Warrant Agreement.
3.8 Cancellation
The Company at any time may deliver Warrants to the Warrant Agent for cancellation. The Warrant Registrar shall forward to the Warrant Agent any Warrants surrendered to them for registration of transfer, exchange or exercise. The Warrant Agent and no one else shall cancel all Warrants surrendered for registration of transfer, exchange, exercise, replacement or cancellation and shall destroy cancelled Warrants (subject to the record retention requirement of the Exchange Act). Upon the Company’s written request, certification of the destruction of all cancelled Warrants shall be delivered to the Company. The Company may not issue new Warrants to replace Warrants that have been exercised or that have been delivered to the Warrant Agent for cancellation.
4. EXERCISE OF WARRANTS; TERMS OF WARRANTS
(a)	Each holder of any Warrant will have the right, by way of exercise of such Warrant to receive Warrant Shares equal to the relevant Warrant Share Settlement Amount, in the manner set forth in this Section 4 and otherwise upon the terms of and subject to this Agreement, by delivering to the Company at the corporate trust office of the Warrant Agent (as set forth in Section 20 hereof) at or before 5:00 p.m., Hong Kong time, on any Business Day during any Exercise Period an Election to Exercise Warrant properly completed and executed on the reverse of the Warrant Certificate, or in the case of a book-entry interest in a Global Warrant, properly delivered by the Participant in compliance with Euroclear or Clearstream’s procedures relating to the exercise of such book-entry interest in such Global Warrant, provided that the Company may, at its sole discretion, in lieu of delivering Warrant Shares as aforesaid, elect to settle a Warrant in (i) cash or (ii) a combination of cash and Warrant Shares by giving notice of such election as set out in Schedule F (a “Company Exercise Notice”) to the relevant holder and the Warrant Agent (and in the case of (ii) such notice setting out the amount of cash and number of Warrant Shares to be delivered to the holder of the Warrant), in each case such notice being given by the Company to the relevant holder and the Warrant Agent no later than two (2) Business Days after the end of the relevant Exercise Period.
In accordance with the foregoing, the Company shall settle an exercised Warrant as follows:
(i)	If the Company does not make an election to settle a Warrant in cash or a combination of cash and Warrant Shares, it shall settle the Warrant in Warrant Shares on or prior to the Warrant Share Settlement Date in accordance with Section 4(b).

(ii)	If the Company elects to settle a Warrant in cash, it shall do so by paying the Total Settlement Amount (after confirming the accuracy of such Total Settlement Amount with the Warrant Agent) to the holder of the Warrant on or prior to the Cash Settlement Date.

(iii)	If the Company elects to settle a Warrant in a combination of cash and Warrant Shares, it shall settle the Warrant by (A) paying the Total Settlement Amount, as adjusted for that portion of a Warrant which the Company elects to settle in Warrant Shares instead of cash (after confirming the accuracy of such Total Settlement Amount (as adjusted) with the Warrant Agent), to the holder of the Warrant on or prior to the Cash Settlement Date and (B) settling that portion of the Warrant which the Company elects to settle in Warrant Shares instead of cash on or prior to the Warrant Share Settlement Date in accordance with Section 4(b).

The Company shall notify the Warrant Agent of the amount of cash and/or number of Warrant Shares that have been delivered by the Company to the holder of such Warrant within two (2) Business Days of such delivery.

(b)	Subject to the provisions of Section 5 hereof, upon compliance with Section 4(a) above, the Company shall deliver or cause to be delivered, to or to the written order of the holder and in such name or names as the holder may designate, on or prior to the relevant Warrant Share Settlement Date, a certificate or certificates for the number of whole Warrant Shares issued upon the exercise of such Warrants together, if applicable, with cash as provided in Section 4(e) hereof; provided that if any consolidation, subdivision, merger or lease or sale of assets is proposed to be effected by the Company or its subsidiaries as described in Schedule A hereof, or a tender offer or an exchange offer for Shares shall be made, upon such surrender of Warrants in accordance with Section 4(a) above, the Company shall, as soon as possible, but in any event not later than five (5) Business Days thereafter, deliver or cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence or other securities or property to which such holder is entitled hereunder, together, if applicable, with cash as provided in Section 4(e) hereof and in accordance with the information provided by the holder or Participant in its Election to Exercise Warrant. Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants.

(c)	If an event of default (as defined under the Facilities Agreement) occurs and is continuing, the Company shall promptly notify the same to the holders of the Warrants and enter into negotiations with such holders for a period of not more than 30 days with a view to agreeing to a waiver or a resolution to the circumstances giving rise to such event of default. If the relevant event of default has not been waived or the relevant events resolved by sanction of a Consent, all the Warrants shall become immediately exercisable regardless of the original Exercise Period of each of the Warrants.

(d)	The Notional Warrant Share Amount shall be exercisable, at the election of the holders thereof, during the Exercise Period. After the exercise of Warrants during any Exercise Period, each holder’s Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company and delivered to the Warrant Registrar and the Warrant Registrar shall authenticate the new Warrant Certificate, registered in such name or names as may be directed in writing by the holder, and shall deliver or cause to be delivered the new Warrant Certificate to the Person or Persons entitled to receive the same. In the case of a book-entry interest in a Global Warrant the Warrant Agent shall notify the Common Depositary to debit the Participant’s account representing each holder of Warrants for the relevant exercised amount and shall cause the schedule to each Global Warrant to note such exercise and the remaining amount of such Global Warrant.

(e)	The Company shall not be required to issue fractional Warrant Shares upon the exercise of the Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of Warrant Share would, except for the provisions of this Section 4(e), be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the fair value per Warrant Share, as determined by closing price of the ADSs on the NYSE on a per Share basis on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent.

(f)	Following the delivery of Warrant Shares in connection with the conditions of this Section 4, the Company shall, upon the written request of the holder of such Warrant Shares, use its best endeavours to deliver or cause to be delivered within 10 Business Days in the name of and to the account designated by such holder of Warrant Shares the corresponding number of Warrant ADSs based on the Share to ADSs ratio set out in the Deposit Agreement. The holders of Warrant Shares shall provide the Company with any such information as is reasonably required to effect delivery of the Warrant ADSs subject to the provisions of this Section 4(f).

(g)	All Warrant Certificates surrendered upon the exercise of Warrants shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by the Warrant Agent in a manner satisfactory to the Company. The Warrant Agent shall report promptly to the Company with respect to Warrants exercised.

(h)	The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders which shall be allowed upon prior written request with reasonable notice and during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.
5. PAYMENT OF TAXES
The Company shall pay all securities transaction taxes and documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants and any subsequent delivery of Warrant ADSs; provided that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares or Warrant ADSs in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. This provision shall survive the resignation or removal of the Warrant Agent or the termination of this Agreement.
6. RESERVATION OF SHARES
(a)	The Company shall establish a Subscription Rights Reserve in accordance with Article 149 of the Articles and shall comply with the provisions set out therein for so long as the Warrants remain exercisable.

(b)	Before taking any action which would cause an adjustment pursuant to Section 8 hereof to reduce the Strike Price below the then par value (if any) of the Shares represented by the Warrant Shares, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable Shares represented by the Warrant Shares at the Strike Price as so adjusted.

(c)	The Company covenants that all Shares represented by the Warrant Shares which may be issued upon exercise of Warrants shall, upon issue, subject to the provisions of the Articles, be fully paid, non-assessable, free of pre-emptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.
7. MAINTENANCE OF STOCK EXCHANGE LISTING
The Company shall take all action which may be necessary so that the ADSs remain listed on the NYSE or the Shares underlying the ADSs are listed on the NYSE, other than with the prior sanction of a Consent.

8. ADJUSTMENT OF STRIKE PRICE
(a)	The Strike Price for each Warrant shall be adjusted to the volume weighted average per ADS closing price of the ADSs on the NYSE on a per Share basis for the 20 Trading Day period commencing the first Business Day following the announcement of the Company’s 2008 audited annual results (“Adjusted Strike Price”) if such Adjusted Strike Price is less than 95% of the Strike Price. However, the Adjusted Strike Price cannot be lower than 65% of the original Strike Price.

(b)	The Strike Price shall from time to time be adjusted in accordance with the provisions set out in Schedule A. If the event giving rise to any such adjustment is capable of falling within more than one of paragraphs 1.1(a) to 1.1(f) inclusive of Schedule A, it shall be taken to fall within the first of the applicable paragraphs to the exclusion of the remaining paragraphs.
9. PUT OPTION
(a) On a Termination Date, or (b) pursuant to Section 19 hereof (without prejudice to the rights of any holder of Warrants in relation to (a) hereof), each holder of Warrants may oblige the Company to purchase its Warrants by serving notice (a “Put Notice”) to the Company (with a copy to the Warrant Agent) no later than ninety (90) days after the Fifth Exercise Date. If a holder serves a Put Notice to the Company, the Company shall pay the Put Price in cleared funds by wire transfer to the holder of Warrants by no later than five (5) Business Days after the date of such Put Notice. The Put Price with respect to any Warrant shall be calculated by the Warrant Agent and notified to the Company and the relevant holder of such Warrant.
10. NOTICES TO THE HOLDERS OF WARRANTS
(a)	Upon any adjustment of the applicable Strike Price pursuant to Section 8 hereof, the Company shall promptly thereafter (i) provide to the holders of Warrants and the Warrant Agent a certificate setting forth the applicable Strike Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares issuable after such adjustment in the applicable Strike Price upon exercise of a Warrant (a “Calculation Certificate”); provided, however, that, if the holders of a majority of the then outstanding Warrants dispute the accuracy of the calculations in such Calculation Certificate, the Company and the holders of a majority of the then outstanding Warrants shall discuss such dispute and failing any settlement of the dispute after ten (10) Business Days from the date of notification of the dispute (the “Negotiation Period”), the Company shall forthwith (and in any event no later than five (5) Business Days after the elapse of the above Negotiation Period) appoint (at the cost of the Company) any one of the big four accounting firms (being PricewaterhouseCoopers, Deloitte, KPMG, or Ernst & Young, collectively the “Big Four Accounting Firms”), as calculation agent to report to the Company and the holders of Warrants to confirm the accuracy of the calculations in such Calculation Certificate and, subject to such calculations agent’s findings, such Calculation Certificate shall be conclusive evidence of the correctness of the matters set forth therein. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 10. In the event that within five (5) Business Days of the elapse of the above Negotiation Period the Company has not appointed any one of the Big Four Accounting Firms as calculation agent to report to the Company and the holders of Warrants to confirm the accuracy of the calculations in such Calculation Certificate, then the holders of Warrants shall be entitled to appoint one of the Big Four Accounting Firms as calculation agent to report to the Company and the holders of Warrants to confirm the accuracy of the calculations in such Calculation Certificate and, subject to such calculations agent’s findings, such Calculation Certificate shall be conclusive evidence of the correctness of the matters set forth therein. In the case of any dispute with the calculations in a Calculation Certificate, acceptance of any Warrant Shares or Warrant ADSs shall not constitute agreement with any calculations in such Calculation Certificate.

(b)	In the event:
(i)	that the Company authorizes the issuance to all holders of Shares of rights, options or warrants to subscribe for or purchase Shares or of any other subscription rights or warrants;

(ii)	that the Company authorizes the distribution to all holders of Shares any evidence of its indebtedness or assets (other than dividends payable in Shares or distributions referred to in Schedule A hereof);

(iii)	of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance, lease or transfer of all or substantially all of the Company’s properties and assets, or of any reclassification or change of Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for Shares;

(iv)	of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(v)	that the Company proposes to take any action which would require an adjustment of the applicable Strike Price pursuant to Section 8 hereof;
then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each of the registered holders of Warrants at their address appearing on the Warrant Register, at least 20 days (or 10 days in any case specified in clauses (i) or (ii) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (x) the date as of which the holders of record of Shares to be entitled to receive any such rights, options, warrants or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for Shares, or (z) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of Shares shall be entitled to exchange such Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 10 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

(c)	Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders of Warrants the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.
11. MERGER, CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT
(a)	Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Warrant Agent, shall be the successor to such Warrant Agent hereunder without the execution or filing of any papers or any further act on the part of any of the parties hereto; provided that such corporation would have a combined capital and surplus of at least US$500 million (or would be a wholly-owned subsidiary of a bank or trust company, or of a bank holding company, the principal subsidiary of which is a bank or trust company having a combined capital and surplus of at least US$500 million) as set forth in its most recent published annual report of condition.

(b)	In case at any time the name of the Warrant Registrar shall be changed and at such time any of the Warrant Certificates shall have been authenticated but not delivered, the Warrant Registrar whose name has been changed may adopt the authentication under its prior name, and in case at that time any of the Warrant Certificates shall not have been authenticated, the Warrant Registrar may authenticate such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.
12. WARRANT AGENT
The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:
(a)	The Warrant Agent shall be obligated to perform such duties and only such duties as are set out in this Agreement and no implied duties or obligations shall be read into this Agreement against the Warrant Agent. Notwithstanding anything to the contrary contained in this Agreement, the Warrant Agent shall not be obliged to act or omit to act in accordance with any instruction, direction or request delivered to it by the Company unless such instruction, direction or request is delivered to the Warrant Agent in writing. The Warrant Agent may, in connection with its services hereunder rely upon the terms of any notice, communication or other document believed by it to be genuine.

(b)	The Warrant Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Warrant Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

(c)	The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

(d)	The Warrant Agent may engage and consult at the expense of the Company with any legal adviser and professional adviser selected by it and rely upon any advice so obtained and the Warrant Agent and its respective directors, officers, employees and duly appointed agents shall be protected and shall not be liable in respect of any action taken, or omitted to be done or suffered to be taken, in accordance with such advice.

(e)	The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, certificate of Shares, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(f)	The Company agrees to pay to the Warrant Agent compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all reasonable expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement. At the request of the Warrant Agent, parties to this Agreement may from time to time during the continuance of this Agreement review the commissions agreed initially with a view to determining whether the parties can mutually agree upon any changes to the commissions. The Company hereby unconditionally and irrevocably covenants and undertakes to indemnify and hold harmless the Warrant Agent, its directors, officers, employees and agents (each an “indemnified party”) in full at all times against all losses, liabilities, actions, proceedings, claims, demands, penalties, damages, costs, expenses disbursements, and other liabilities whatsoever (the “Losses”), including without limitation the reasonable costs and expenses of legal advisors and other experts, which may be incurred, suffered or brought against such indemnified party as a result or in connection with (a) their appointment or involvement hereunder or the exercise of any of their powers or duties hereunder or the taking of any acts in accordance with the terms of this Agreement or its usual practice; (b) this Agreement and any other documents in connection with the sale of the Warrants or pursuant to this Agreement, or (c) any instruction or other direction upon which the Warrant Agent may rely under this Agreement, as well as the reasonable costs and expenses incurred by an indemnified party of defending itself against or investigating any claim or liability with respect of the foregoing; provided that this indemnity shall not apply in respect of an indemnified party to the extent that any such Losses incurred or suffered by or brought against such indemnified party arises directly from the fraud, bad faith, wilful misconduct or gross negligence of such indemnified party. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Warrant Agent or the termination of this Agreement.

(g)	In the event that the Warrant Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Company, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdiction. In addition, the Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrants shall furnish the Warrant Agent with reasonable security and indemnity satisfactory to the Warrant Agent for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

(h)	The Warrant Agent, and any shareholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i)	The Warrant Agent shall not be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that the Warrant Agent’s, fraud, bad faith, gross negligence or wilful misconduct was the primary cause of any loss to the Company.

(j)	The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the applicable Strike Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and non-assessable, and makes no representation with respect thereto.

(k)	The Warrant Agent shall not be required to risk or expend its own funds on the performance of it obligations and duties hereunder.

(l)	Notwithstanding any other term or provision of this Agreement to the contrary, the Warrant Agent shall not be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Section shall survive the termination or expiration of this Agreement or the resignation or removal of the Warrant Agent.

(m)	The Warrant Agent may execute any of its powers and perform any of its duties hereunder directly or through delegates or attorneys and may consult with counsel, accountants and other skilled persons to be reasonably selected and retained by it. The Warrant Agent shall not be liable for the acts of such delegates or attorneys, or for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

(n)	The Warrant Agent may execute any of its powers and perform any of its duties hereunder directly or through delegates or attorneys and may consult with counsel, accountants and other skilled persons to be reasonably selected and retained by it.

(o)	The Warrant Agent may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any internal policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on the depositor’s accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of the depositor’s accounts. In certain circumstances, such action may delay or prevent the processing of the depositor’s instructions, the settlement of transactions over the depositor’s accounts or the Warrant Agent’s performance of its obligations under this Agreement. Where possible, the Warrant Agent will endeavour to notify the depositor of the existence of such circumstances. Neither the Warrant Agent nor any delegate will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Warrant Agent or any delegate pursuant to this subclause (o).

(p)	The Warrant Agent shall not be under any fiduciary duty or other obligation towards or have any relationship of agency for or with any person other than the Company or any relationship of trust for or with any person.
13. CHANGE OF WARRANT AGENT
The Warrant Agent may retire at any time on giving not less than 30 days prior written notice to the Company without assigning any reason and without being responsible for any costs, charges and expenses occasioned by such retirement. The Company hereby covenants that in the event of the Warrant Agent giving notice under this Section it shall use its best endeavours to procure a new Warrant Agent to be appointed and if the Company has not procured the appointment of a new Warrant Agent within 15 days after the expiration of such written notice, the Warrant Agent shall be entitled, on behalf and at the expense of the Company, to appoint in its place a replacement Warrant Agent, provided, however, in each case any new warrant agent appointed by the Company or the Warrant Agent shall be satisfactory to the holders of at least a majority of the then outstanding Warrants . If the Warrant Agent cannot appoint a suitable replacement warrant agent by the date falling 30 days after the expiration of its written notice to retire, the Warrant Agent shall petition any court of competent jurisdiction for its resignation provided that it has notified the Company and the holders of Warrants prior to it doing so. If such petition is granted, the Warrant Agent shall notify all transaction parties in writing of its resignation.

14. REGISTRATION
(a)	The Company agrees with and for the benefit of the holders of the Warrants that for a period (the “Registration Period”) commencing on the date which is 120 days following the date of issuance of the Warrants and continuing until all Warrant Shares (x) have been sold pursuant to an effective registration statement filed with the Commission pursuant to the provisions of the Securities Act or (y) in the opinion of United States counsel to the Company, may be sold without volume limitations pursuant to Rule 144(e) under the Securities Act, such opinion delivered to the Company in substance acceptable to the holders of a majority of the Warrants then outstanding, the Company will have registered with the Commission or otherwise qualified all Warrant Shares pursuant to the provisions of the Securities Act, and the Company will file such amendments and/or supplements to any registration statement under the Securities Act covering the resale of such Warrant Shares (in the form of ADSs), and supplement and keep current any prospectus forming a part of such registration statement, as may be necessary to permit the Company to comply with the Securities Act and the rules and regulations thereunder, and to permit the Company to deliver to each holder of Warrants exercising a Warrant a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act and otherwise comply therewith; and the Company will deliver such prospectus to each such holder of Warrants. During the Registration Period, the Company shall, upon the request of any holder of Warrants that may be required pursuant to the Securities Act to deliver a prospectus in connection with any sale or other disposition of Warrant Shares, include within the plan of distribution section of the prospectus and in such other places in the prospectus as may be necessary, all information necessary under the Securities Act to enable such holder of Warrants to deliver such prospectus in connection with sales or other dispositions of such Warrant Shares (in the form of ADSs), and the Company shall also take such action as may be necessary under the Securities Act with respect to the related registration statement to enable such holder of Warrants to effect such delivery in connection with such sale or other disposition. The Company further agrees to provide any holder of Warrants who during such period may be required to deliver a prospectus upon the sale or other disposition of such Warrant Shares (in the form of ADSs), such number of copies of the prospectus as such holder of Warrants reasonably requests.

(b)	The Company has registered on Form F-6 a sufficient number of ADSs to be delivered upon the deposit of any Warrant Shares into the Company’s ADR facility. If at any time while any Warrants remain outstanding, the outstanding number of ADSs registered on Form F-6 are not sufficient to cover such delivery of ADSs, the Company will register, or cause the relevant depositary of its ADR facility to register, on Form F-6 such additional ADSs as is necessary to cover the delivery of such ADSs upon the deposit of the Warrant Shares into the Company’s ADR facility.

(c)	All expenses incident to the Company’s performance of or compliance with this Section will be borne by the Company, including without limitation: (i) all registration and filing fees and expenses; (ii) all fees and expenses of compliance with federal securities laws; (iii) all expenses of printing (including printing certificates for the Warrant Shares and printing of prospectuses), messenger and delivery services; (iv) all fees and disbursements of counsel for the Company; (v) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance); and (vi) the Company’s internal expenses, the expenses of any annual or other audit and the fees and expenses of any person, including special experts, retained by the Company.
15. REPORTS
If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company shall cause copies of all quarterly and annual financial reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe), comparable to those which it would be required to file pursuant to Section 13 or 15(d) of the Exchange Act if it were subject to the requirements of either such Section, to be mailed to the holders of

Warrants within the same time periods as would have applied had the Company been subject to the requirements of Section 13 or 15(d) of the Exchange Act. Any cost of delivery will be at the expense of the Company.
16. INFORMATION AND OTHER RIGHTS OF HOLDERS OF WARRANTS
In addition to the reports required to be delivered to each holder of Warrants pursuant to Section 15, the Company shall send or procure that there is sent to each holder:
(a)	copies of every statement, notice or circular (including, for the avoidance of doubt, draft written resolutions) issued to the holders of Shares concurrently with the issue of the same to those holders; and

(b)	copies of all information and documents provided Gold Sun Day Limited (or its successors, assigns or transferees) under the terms of the Security Sharing Agreement concurrently with the provision of the same to the Security Agent.
Holders of Warrants shall be entitled to attend and speak, but shall not be entitled to vote, at all general meetings of members of the Company and meetings of the holders of the Shares.
17. REPRESENTATIONS AND WARRANTIES
The Company makes the following representations and warranties to each holder of Warrants:
(a)	it is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of original incorporation;

(b)	it has the power to own its assets and carry on its business as it is being conducted;

(c)	it has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Agreement and the Warrants and the transactions contemplated by this Agreement and the Warrants;

(d)	this Agreement and the Warrants are its legally binding, valid and enforceable obligations;

(e)	this Agreement and the Warrants are in the proper form for their enforcement in the jurisdiction of its incorporation;

(f)	the entry into and performance by it of, and the transactions contemplated by, this Agreement and the Warrants do not conflict with:
(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any document which is binding upon it or any of its assets;
(g)	all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement and the Warrants have been obtained or effected (as appropriate) and are in full force and effect;

(h)	the entry into by it of this Agreement and the Warrants constitutes, and the exercise by it of its rights and performance of its obligations under this Agreement and the Warrants will constitute, private and commercial acts performed for private and commercial purposes;

(i)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken its jurisdiction of incorporation in relation to this Agreement or any Warrant;

(j)	its obligations under this Agreement and the Warrants rank and will rank at least pari passu with all its other unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally;

(k)	as at the date of the issue of the Warrants, the aggregate number of Shares in issue and which the Company could be obliged to issue pursuant to any right then subsisting (whether or not then exercisable) other than pursuant to the Warrants did not exceed 134,105,425 in aggregate.
Each of the representations and warranties in this Section 17, unless expressly given at a specific date:
(a)	is made by the Company on the date of this Agreement and on the date of each Warrant; and

(b)	is deemed to be repeated by the Company on each date until the date on which all rights of the holders of Warrants under this Agreement and the Warrants cease to have full force and effect.
The parties hereto acknowledge the receipt of a certification from Gold Sun Day Limited, as the initial beneficial owner of the Warrants, dated the date hereof, substantially in the form of Schedule E attached hereto, upon which the parties may rely in connection with the initial issuance of Warrants and compliance with the exemption to registration provided by Regulation S under the Securities Act.
18. UNDERTAKINGS
The Company undertakes that while any Warrant remains outstanding and unless the prior sanction of a Consent is obtained:
(a)	neither the Company nor any of its Subsidiaries will enter into any transaction with a shareholder in the Company or any Affiliate of such a shareholder (excluding the issue of Shares or the grant of rights to subscribe for, or to convert securities into, Shares) other than on arm’s length terms and with the approval of the Company’s audit committee;

(b)	it will not reduce any of its authorized share capital (or any uncalled or unpaid liability in respect of any of its share capital) or share premium account or capital redemption reserve;

(c)	it will not make any distribution of profits to holders of Shares or ADSs or any distribution of reserves unless the holders of Warrants are paid or given the same amount or asset they would have received had they exercised their Warrants (and had the Warrant Shares arising on such exercise been issued) immediately prior to the record date for the distribution;

(d)	it will not issue securities by way of capitalisation of profits or reserves;

(e)	it will use its best endeavours to cause the Depositary to issue ADSs within ten (10) days from the issuance of the Warrant Shares;

(f)	it will not modify the rights attached to its Shares or ADSs in any way which could adversely affect the holders of Warrants or create or issue any Shares or ADSs with rights which in any respect rank in priority to, or are more favourable than, those attaching to the Shares or ADSs or create or issue any shares which carry any right to vote in a general meeting of the Company unless such shares are Shares;

(g)	it will not alter its memorandum of association or the Articles in any way which could adversely affect the holders of Warrants and will comply with and enforce the terms of the Articles.

For the purposes of this Section 18, references to a “shareholder in the Company” shall be deemed to include a beneficial owner of any share in the Company.
Each of the undertakings set out in the various paragraphs of Section 18 above is separate and shall not be limited or qualified by the terms of any of the other undertakings or by any other term of this Agreement.
19. EVENT OF DEFAULT
If the Company fails to comply with any of its agreements, representations, warranties, undertakings or covenants of this Agreement, such failure will be considered an Event of Default (“Event of Default”). If such Event of Default is not cured by the Company within 30 days from the notice of such Event of Default being sent by the holders of a majority of the then outstanding Warrants to the Company (with a copy to the Warrant Agent), the holders of Warrants shall have the right to exercise the Put Option in accordance with Section 9 hereof.
20. NOTICES TO COMPANY AND WARRANT AGENT
Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant to or on the Company shall be sufficiently given or made when received if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) or delivered by facsimile as follows:
Yingli Green Energy Holding Company Limited
No. 3055 Middle Fuxing Road
Baoding 070151
People’s Republic of China
Facsimile No.: (86) 312 892 9800
Attention: Chief Financial Officer
With a copy to:
Simpson Thacher & Bartlett LLP
ICBC Tower, 35th Floor
3 Garden Road, Central
Hong Kong
Facsimile No.: (852) 2869 7694
Attention: Mr. Leiming Chen
In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the corporate trust office of the Warrant Agent.
Any notice pursuant to this Agreement to be given by the Company or by the registered holder(s) of any Warrant to the Warrant Agent or the Warrant Registrar shall be sufficiently given when and if deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent or the Warrant Registrar, as the case may be, with the Company), or delivered by facsimile, to and received by the Warrant Agent or the Warrant Registrar, as the case may be, at its respective office as follows:

Warrant Agent
Deutsche Bank AG, Hong Kong Branch
48th Floor Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Facsimile No.: +852 2203 7320
Attention: Trust and Securities Services
Warrant Registrar
Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1115, Luxembourg
Facsimile No.: +352 437 136
Attention: Coupon Paying Department
21. SUPPLEMENTS AND AMENDMENTS
Any amendment or supplement to this Agreement shall be made only by deed poll and shall require a sanction of Consent.
Other than pursuant to adjustments provided in this Agreement, the consent of each holder of Warrants affected shall be required for any amendment pursuant to which the applicable Strike Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased.
In executing or accepting any supplement, modification or amendment to this Agreement, the Warrant Agent shall be entitled to receive, and may rely upon, to the fullest extent permitted by law, an Opinion of Counsel stating that the execution of such supplement, modification or amendment is authorized or permitted by this Agreement and all conditions precedent herein have been complied with. The Warrant Agent may, but shall not be obligated to, enter into any such supplement, modification or amendment which affects the Warrant Agent’s own rights, duties or immunities under this Agreement or otherwise.
22. SUCCESSORS
All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
23. TERMINATION
This Agreement shall terminate on the earlier of the date that (i) all Warrants have been exercised and settled in accordance with Section 4 hereof and (ii) the Put Option with respect to all Warrants shall have been exercised and the Put Price shall have been paid in accordance with Section 9 hereof. The provisions of Section 12 shall survive such termination.
24. GOVERNING LAW
This Agreement and each Warrant Certificate issued hereunder shall be governed and construed in accordance with the laws of Hong Kong.
25. JURISDICTION
The Company and the Warrant Agent irrevocably agree that the courts of Hong Kong shall have jurisdiction to settle any suit, action or proceeding which may arise out of or in connection with the Warrants, this Agreement or the transactions contemplated hereby. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong in relation to such matters. Each of the parties irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.
26. BENEFITS OF THIS AGREEMENT
Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of Warrants any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of Warrants.
27. DEFINITION OF WARRANT AGENT
For the purposes of Sections 11, 12, 13, 20, 21, 22, 25 and 26 of this Agreement, the term “Warrant Agent” shall include the Warrant Registrar to the extent applicable. The obligations of the Warrant Agent and the Warrant Registrar are several and not joint.
28. COUNTERPARTS
This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as a deed under seal on the day and year first above written.

EXECUTED as a deed	)
by YINGLI GREEN ENERGY HOLDING COMPANY LIMITED	)
acting by	)
)
in the presence of: /s/ Zongwei Li	)

Witness’s
Signature: /s/ Qing Miao

Name:

Address:

EXECUTED as a deed	)
by DEUTSCHE BANK AG, HONG KONG BRANCH	)
as Warrant Agent	)
acting by	)

in the presence of : /s/ Aric Kay-Russell	)

Witness’s
Signature:

Name: /s/ Choi Siu Ling

Address:

EXECUTED as a deed by	)
as attorney for	)
by DEUTSCHE BANK LUXEMBOURG S.A.	)
as Warrant Registrar	)
in the presence of : /s/ Aric Kay-Russell	)

Witness’s
Signature: /s/ Choi Siu Ling

Name:

Address:

SCHEDULE A
ADJUSTMENTS TO THE STRIKE PRICE
1.1	The Strike Price shall from time to time be adjusted in accordance with the provisions set out below:
(a)	Consolidation or subdivision - If and whenever there shall be an alteration to the nominal amount of each of the Shares by reason of any consolidation or subdivision, the Strike Price in force immediately prior thereto shall be adjusted by multiplying it by the following fraction:
A

B
where:
A =	the nominal amount of one Share immediately after such alteration; and

B =	the nominal amount of one Share immediately before such alteration.
Each such adjustment shall be effective from the close of business on the Business Day immediately preceding the date on which the relevant consolidation or subdivision (as the case may be) becomes effective.

(b)	Capitalisation of profits or reserves - If and whenever the Company shall issue any Shares credited as fully paid by way of capitalisation of profits or reserves (including any share premium account fund), the Strike Price in force immediately prior to such issue shall be adjusted by multiplying it by the following fraction:
C

C + D
where:
C =	the aggregate nominal amount of the Shares in issue immediately before such issue; and

D =	the aggregate nominal amount of the Shares issued in connection with and as a result of such capitalisation, provided that if the relevant issue of Shares is made as part of an arrangement involving a reduction of capital, the Strike Price shall be adjusted in such manner as an Approved Investment Bank shall certify to be appropriate, having regard to the relative interests of the persons affected thereby taken as a whole and such other matters as the Approved Investment Bank shall consider relevant.

Each such adjustment shall be effective (if appropriate retroactively) from the commencement of the day next following the Record Date for such issue.

(c)	Capital Distribution, etc. — If and whenever the Company shall make (whether on a reduction of capital or otherwise) any Capital Distribution to all holders of Shares (in their capacity as such) (including, but not limited to, such a distribution pursuant to a reduction or redemption of share capital, share premium account fund or otherwise) or shall grant to such holders rights to acquire for cash assets of the Company or any of its Subsidiaries, the Strike Price in force immediately prior to such Capital Distribution or grant shall be adjusted by multiplying it by the following fraction:
E — F

E
where:
E =	the Closing Price per Share on the Relevant Stock Exchange on the Trading Day immediately preceding the date on which the Capital Distribution or, as the case may be, the grant is announced (whether or not such Capital Distribution or grant is subject to the approval of the holders of Shares or other persons) or (if there is no such announcement) immediately preceding the date on which the Share is traded ex such Capital Distribution or, as the case may be, the grant (or, where there is no Closing Price on such Trading Day, the Closing Price on the Trading Day on which there was a Closing Price immediately preceding the relevant date); and

F =	the amount calculated by dividing the fair market value on the day of such announcement or (as the case may require) the day immediately preceding the date on which the Share is traded ex such Capital Distribution or, as the case may be, the grant, as determined in good faith by an Approved Investment Bank, of such Capital Distribution or of such rights by the number of Shares participating in such Capital Distribution or, as the case may be, in the grant of such rights,
Provided that:
(a)	if in the opinion of the relevant Approved Investment Bank, the use of the fair market value as aforesaid produces a result which, having regard to the relative interests of the persons affected thereof taken as a whole, is significantly inequitable, it may instead determine (and in such event the above formula shall be construed as if F meant) the portion of the said Closing Price which should, in its opinion, properly be attributed to the value of the relevant Capital Distribution or rights in question; and

(b)	the provisions of this paragraph (c) shall not apply in relation to the issue of Shares credited as fully paid or partly paid out of profits or reserves and issued in lieu of a cash dividend.
Each such adjustment shall be effective (if appropriate retroactively) from the commencement of the day next following the Record Date for the relevant Capital Distribution or grant.

(d)	Rights issue of Shares or options / warrants over Shares - If and whenever the Relevant Company shall offer to all holders of Shares new Shares for subscription by way of rights, or shall grant to all holders of Shares any options or warrants to subscribe for new Shares, at a price per new Share which is less than the Market Price on the date the offer or grant is announced (whether or not such offer or grant is subject to the approval of the holders of Shares or other persons), the Strike Price shall be adjusted by multiplying the Strike Price in force immediately before such offer or grant by the following fraction:

G + H

G + I
where:
G =	the number of Shares in issue immediately before the date such offer or grant is made or , as the case may be, announced;

H =	the number of Shares which the aggregate of the two following amounts would purchase at such Market Price:
(a)	the total amount (if any) payable for the rights, options or warrants being offered or granted by the Company; and

(b)	the total amount payable for all of the new Shares being offered for subscription by way of rights or comprised in the options or warrants being granted; and
I =	the aggregate number of Shares being offered for subscription or comprised in the options or warrants being granted.
Such adjustment shall become effective (if appropriate retroactively) from the commencement of the day next following the Record Date for the relevant offer or grant.

For the avoidance of doubt, no adjustment shall take effect in accordance with this paragraph (d) should such offer or grant fail to become effective or unconditional.
(e)	(i)	Issue of other securities - If and whenever the Company or any of its Subsidiaries shall issue wholly for cash any securities which by their terms are convertible into or exchangeable for or carrying rights of subscription for new Shares, and the total Effective Consideration per new Share (as defined in paragraph (iii) below) initially receivable for such securities is less than the Market Price on the date the issue of such securities is announced (whether or not such issue is subject to the approval of the holders of Shares or other persons), the Strike Price shall be adjusted by multiplying the Strike Price in force immediately prior to such issue by the following fraction:
J + K

J + L
J =	the number of Shares in issue immediately before the date of the issue of such securities;

K =	the number of Shares which the total Effective Consideration receivable for such securities would purchase at such Market Price (exclusive of any expenses and disbursements incurred in connection therewith); and

L =	the maximum number of new Shares to be issued upon full conversion or exchange of, or the exercise in full of the subscription rights conferred by, such securities at their relative initial conversion or exchange rate or subscription price.
Such adjustment shall become effective (if appropriate retroactively) from the close of business on the Business Day immediately preceding the date on which the issuer of the relevant securities determines the conversion or exchange rate or subscription price for the purpose of such securities is announced (whether or not subject to the approval of holders of Shares or other persons) and the date of such announcement is earlier than the said date, the Business Day immediately preceding the date of such announcement.

(ii)	Modification of conversion/exchange/subscription rights - If and whenever the rights of conversion or exchange or subscription attaching to any such securities as are mentioned in sub-paragraph (i) above of this paragraph (e) are modified so that the total Effective Consideration per new Share initially receivable for such securities shall be less than the Market Price on the date the proposal to modify such rights of conversion or exchange or subscription is announced, the Strike Price shall be adjusted by multiplying the Strike Price in force immediately prior to such modification by the following fraction:
M + N

M + O
where:
M =	the number of Shares in issue immediately before the date of such modification;

N =	the number of Shares which the total Effective Consideration receivable for such securities at the modified conversion or exchange rate or subscription price would purchase at such Market Price; and

O =	the maximum number of new Shares to be issued upon full conversion or exchange of, or the exercise in full of the subscription rights conferred by, such securities at their relative modified conversion or exchange rate or subscription price.
Such adjustment shall become effective (if appropriate retroactively) as at the date upon which such modification shall take effect. A right of conversion or exchange or subscription shall not be treated as modified for the purposes of this paragraph (e)(ii) where it is adjusted to take account of rights or capitalisation issues and other events normally giving rise to adjustments of conversion, exchange or subscription terms.

(iii)	For the purposes of this paragraph (e):
(A)	the total Effective Consideration receivable for the relevant securities shall be deemed to be the aggregate consideration receivable by the issuer of such securities for the issue thereof plus the additional minimum consideration (if any) to be received by such issuer and/or the Company (if not the issuer) upon (and assuming) the full conversion or exchange thereof or the exercise in full of the subscription rights attaching thereto; and

(B)	the Effective Consideration per new Share initially receivable for such securities shall be the total Effective Consideration divided by the maximum number of new Shares to be issued upon (and assuming) the full conversion or exchange thereof at the initial conversion or exchange rate or the exercise in full of the subscription rights attaching thereto at the initial subscription price, in each case without any deduction of any commissions, discounts or expenses paid, allowed or incurred in connection with the issue thereof.
(f)	Issue below Market Price - If and whenever the Company shall issue wholly for cash any Shares at a price which is less than the Market Price on the date such issue is announced, the Strike Price shall be adjusted by multiplying the Strike Price in force immediately prior to such issue by the following fraction:
P + Q

P + R
where:
P =	the number of Shares in issue immediately before the date of such announcement;

Q =	the number of Shares which the aggregate amount payable for the Shares allotted pursuant to such issue would purchase at such Market Price (exclusive of any expenses and disbursements incurred in connection therewith); and

R =	the number of Shares allotted pursuant to such issue.
Such adjustment shall become effective (if appropriate retroactively) on the date of the issue of such Shares.

(g)	Consolidation, merger and transfer or lease of assets
(1) If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any Person, upon consummation of such transaction the Warrants shall automatically become exercisable for the number of Warrant Shares which the holder of such Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the Person to which such sale or conveyance shall have been made, shall enter into (i) a supplemental Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in Section 8 of the Warrant Agreement The successor company shall mail to Warrant holders a notice describing the supplemental Warrant Agreement and if the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an Affiliate of the formed, surviving, transferee or lessee corporation, such issuer shall join in the supplemental Warrant Agreement.
(2) Notwithstanding subclause (1) above, if (A) the Company consolidates or merges with or into, or sells, transfers or leases all or substantially all its assets to, any Person and in connection therewith, the consideration payable to holders of Shares in exchange for their Shares is payable solely in cash or (B) proceedings commence for the voluntary or involuntary dissolution, liquidation or winding up of the Company, then the Warrants shall automatically be exercised into such number of Warrant Shares as is determined pursuant to the provisions of Section 4(a) and the Warrant certificate representing such Warrants shall be deemed cancelled.
(3) This clause (g) shall not apply in the event that the Company merges with another Person and the holders of the Shares immediately prior to such merger hold at least a majority of the voting stock of the surviving corporation immediately following the consummation of such merger.
(h)	If and whenever the Company makes an offer or invitation to holders of Shares to tender for sale to the Company any Shares or if the Company shall purchase any Shares or securities convertible into Shares or any rights to acquire Shares (excluding any such purchase made on the Relevant Stock Exchange), the Company shall appoint an Approved Investment Bank to consider whether, for any reason whatever as a result of such purchases, an adjustment should be made to the Strike Price fairly and appropriately to reflect the relative interests of the persons affected by such purchases by the Company and, if such Approved Investment Bank shall consider in its opinion that it is appropriate to make an adjustment to the Strike Price, an adjustment to the Strike Price shall be made in such manner as such Approved Investment Bank shall certify to be, in its opinion, appropriate. Such adjustment shall become effective (if appropriate retroactively) from the close of business on the Business Day next preceding the date on which such purchases by the Company are made.
1.2	For the purposes of this Schedule:

Announcement shall include the release of an announcement to the press or the delivery or transmission by telephone, telex, facsimile transmission or otherwise of an announcement to the Relevant Stock Exchange, date of announcement shall mean the date on which the announcement is first so released, delivered or transmitted and announce shall be construed accordingly.

Approved Investment Bank means an independent investment bank or other financial institution of international repute selected by the Company, and paid for at its expense, which is subject to a Consent for the purposes contemplated in this Schedule.

Auditors means an internationally recognized auditing firm approved by a Consent.

Capital Distribution shall (without prejudice to the generality of that phrase) include distributions in cash or specie, and any dividend charged or provided for in the accounts for any financial period shall (whenever paid and however described) be deemed to be a capital distribution, provided that any such dividend shall not be so deemed if:
(a)	it is paid out of the aggregate of the net income and/or contributed surplus attributable to the holders of Shares as shown in the latest audited consolidated statement of income of the Company and its Subsidiaries; or

(b)	to the extent that (a) above does not apply, the rate (as a percentage of net income and/or contributed surplus) of that dividend, together with all other dividends on the class of capital in question charged or provided for in the accounts for the financial period in question, does not exceed the aggregate rate of dividend on such class of capital charged or provided for in the accounts for the last preceding financial period. In computing such rates, such adjustments may be made as are in the opinion of the Auditors appropriate in the circumstances and shall be made in the event that the lengths of such periods differ materially.
Closing Price means, in relation to a Share, the closing price of the ADSs, on a per Share basis, on the Relevant Stock Exchange.

Issue shall include allot.

Market Price means the Closing Price immediately preceding the day on or as of which the Market Price is to be ascertained.

Shares includes, for the purposes of Shares comprised in any issue, distribution, offer or grant pursuant to paragraphs 1.5, (b), (c), (d), (e) or (f) of Clause 1.1, any such Shares of the Company as, when fully paid, will be Shares.

Record Date means the date fixed by the articles of association or equivalent constitutional documents of the Company or otherwise specified by the Company for the purpose of determining entitlement to dividends or other distributions to, or rights of, holders of Shares.

Relevant Stock Exchange means the New York Stock Exchange or if pursuant to Section 7 of this Agreement the ADS are no longer listed on the New York Stock Exchange, a principal securities exchange, automated quotation system or other internationally-recognized stock market .

Reserves includes unappropriated profits and share premium account.

Rights includes rights in whatsoever form issued.

1.3	The provisions of paragraphs (b), (c), (d), (e), or (f) shall not apply to the exercise of any rights to acquire Shares.

1.4	If the Company at any time or from time to time prior to the full exercise of the Warrants shall take any action affecting its Shares or share capital similar to or having an affect similar to any of the actions described in paragraphs (a) to (f), then, and in each such case, the Strike Price shall be adjusted in such manner as an Approved Investment Bank would consider fair and equitable in the circumstances.

1.5	Any adjustment to the Strike Price shall be made to the nearest US$0.01 and in no event shall any adjustment (otherwise than upon the consolidation of Shares into shares of a larger nominal amount each or upon a repurchase of Shares) be made which would involve an increase in the Strike Price. Every adjustment to the Strike Price shall, save as otherwise expressly provided herein, be certified by an Approved Investment Bank at the expense of the Issuer. The Company shall as soon as practicable furnish to each holder of Warrants a copy of the certificate issued by the Approved Investment Bank setting forth the event giving rise to the adjustment, the Strike Price immediately after such adjustment, the date on which such adjustment takes effect, and calculations showing in reasonable detail how the adjustment was calculated.

1.6	Notwithstanding anything contained in this Agreement or the Warrants, no adjustment shall be made to the Strike Price in any case in which the amount by which the same would be reduced in accordance with the foregoing provisions would be less than US$0.01 and any adjustment that would otherwise be required then to be made shall not be carried forward.

SCHEDULE B
[Form of Warrant Certificate]
[Face]
[GLOBAL WARRANT LEGEND]
THIS GLOBAL WARRANT IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE WARRANT AGREEMENT GOVERNING THIS WARRANT) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE WARRANT AGENT MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.5 OF THE WARRANT AGREEMENT, (II) THIS GLOBAL WARRANT MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.5 OF THE WARRANT AGREEMENT, (III) THIS GLOBAL WARRANT MAY BE DELIVERED TO THE WARRANT AGENT FOR CANCELLATION PURSUANT TO SECTION 3.8 OF THE WARRANT AGREEMENT AND (IV) THIS GLOBAL WARRANT MAY BE TRANSFERRED TO A SUCCESSOR COMMON DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
[REGULATION S LEGEND]
THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND THE WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS BY OR ON BEHALF OF ANY U.S. PERSON, UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IN ORDER TO TRANSFER OR EXERCISE ANY INTEREST IN THIS WARRANT, THE BENEFICIAL HOLDER MUST FURNISH TO THE COMPANY AND THE WARRANT REGISTRAR EITHER (A) A WRITTEN CERTIFICATION THAT IT IS NOT A U.S. PERSON AND THE WARRANT IS NOT BEING EXERCISED ON BEHALF OF A U.S. PERSON OR (B) A WRITTEN OPINION OF COUNSEL TO THE EFFECT THAT THE SECURITIES DELIVERED UPON EXERCISE OF THE WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR THAT THE DELIVERY OF SUCH SECURITIES IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. EACH BENEFICIAL HOLDER BY ACCEPTING AN INTEREST IN THIS WARRANT AGREES THAT ANY HEDGING TRANSACTION INVOLVING THIS WARRANT OR THE SECURITIES TO BE ISSUED UPON EXERCISE OF THIS WARRANT MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. TERMS IN THIS LEGEND HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT; PROVIDED, HOWEVER, THAT IN EACH CASE, THIS WARRANT MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO ANY U.S. PERSON (AS DEFINED IN REGULATION S) WITHIN 40 DAYS FOLLOWING THE DATE OF THIS WARRANT.
No.: __________
CUSIP No.: __________
ISIN No.: __________

Warrant Certificate
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
This Warrant Certificate certifies that BT Globenet Nominees Limited, as nominee for the common depository for Euroclear Bank S.A./N.V. as operator of the Euroclear System, (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream”), is the registered holder of the Warrants exercisable for ordinary shares, par value US$0.01 per share (the “Warrant Shares”), of Yingli Green Energy Holding Company Limited, a company incorporated under the laws of the Cayman Islands (the “Company”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement.
Each Warrant entitles the registered holder, upon exercise at any time during the Exercise Period, to receive from the Company the Warrant Shares (or cash, or a combination of cash and Warrant Shares, in accordance with Section 4 of the Warrant Agreement) payable upon surrender of this Warrant Certificate, but only subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse hereof. The Strike Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
No Warrant may be exercised after 5:00 p.m., Hong Kong time, on the Termination Date. On and following the Termination Date each holder of Warrants (in accordance with Section 9 of the Warrant Agreement) may oblige the Company to purchase its Warrants by serving the Put Notice to the Company.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless authenticated by the Warrant Registrar, as such term is used in the Warrant Agreement.
This Warrant Certificate shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, Yingli Green Energy Holding Company Limited has caused this Warrant Certificate to be signed below.
Dated                                          , 2009.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED

By:

Name:
Title:

Authenticated:

DEUTSCHE BANK LUXEMBOURG S.A.
As Warrant Registrar

By:

Authorized Signatory

[SIGNATURE PAGE TO WARRANT CERTIFICATE]

[Reverse of Warrant Certificate]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring at 5:00 p.m., Hong Kong time, on and following the Termination Date entitling the holder on exercise to receive ordinary shares, par value US$0.01 per share (the “Warrant Shares”) (or cash, or a combination of cash and Warrant Shares), and are issued or to be issued pursuant to a Warrant Agreement dated on or about April  , 2009 (the “Warrant Agreement”), duly executed and delivered by the Company to Deutsche Bank AG, Hong Kong Branch, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.
Warrants may be exercised at any time during the Exercise Period. In order to exercise all or any of the Warrants represented by this Warrant Certificate, the holder must deliver to the Warrant Agent at its corporate trust office set forth in Section 20 of the Warrant Agreement this Warrant Certificate and the Election to Exercise Warrant on the reverse hereof duly completed and signed for the number of Warrant Shares in respect of which such Warrants are then exercised.
The Warrant Agreement provides that upon the occurrence of certain events the Total Settlement Amount or the Warrant Share Settlement Amount set forth on the face hereof may, subject to certain conditions, be adjusted. If the Total Settlement Amount or the Warrant Share Settlement Amount is adjusted, the Warrant Agreement provides that the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted. No fractions of a Warrant Share will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.
The Company agrees with and for the benefit of the holders of the Warrants that for a period (the “Registration Period”) commencing on the date which is 120 days following the date of issuance of the Warrants and continuing until all Warrant Shares (x) have been sold pursuant to an effective registration statement filed with the Commission pursuant to the provisions of the Securities Act or (y) in the opinion of United States counsel to the Company, may be sold without volume limitations pursuant to Rule 144(e) under the Securities Act, such opinion delivered to the Company in substance acceptable to the holders of a majority of the Warrants then outstanding, the Company will have registered with the Commission or otherwise qualified all Warrant Shares pursuant to the provisions of the Securities Act, and the Company will file such amendments and/or supplements to any registration statement under the Securities Act covering the resale of such Warrant Shares (in the form of ADSs), and supplement and keep current any prospectus forming a part of such registration statement, as may be necessary to permit the Company to comply with the Securities Act and the rules and regulations thereunder, and to permit the Company to deliver to each holder of Warrants exercising a Warrant a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act and otherwise comply therewith; and the Company will deliver such prospectus to each such holder of Warrants. During the Registration Period, the Company shall, upon the request of any holder of Warrants that may be required pursuant to the Securities Act to deliver a prospectus in connection with any sale or other disposition of Warrant Shares (in the form of ADSs), include within the plan of distribution section of the prospectus and in such other places in the prospectus as may be necessary, all information necessary under the Securities Act to enable such holder of Warrants to deliver such prospectus in connection with sales or other dispositions of such Warrant Shares (in the form of ADSs), and the Company shall also take such action as may be necessary under the Securities Act with respect to the related registration statement to enable such holder of Warrants to effect such delivery in connection with such sale or other disposition. The Company further agrees to provide any holder of Warrants who during such period may be required to deliver a prospectus upon the sale or other disposition of such Warrant Shares (in the form of ADSs), such number of copies of the prospectus as such holder of Warrants reasonably requests.

Warrant Certificates, when surrendered at the corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the corporate trust office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.
This Agreement and each Warrant Certificate issued hereunder shall be governed and construed in accordance with the laws of Hong Kong.
The Company, the Warrant Agent and the holders of Warrants irrevocably agree that the courts of Hong Kong shall have jurisdiction to settle any suit, action or proceeding which may arise out of or in connection with the Warrants, this Agreement or the transactions contemplated hereby. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong in relation to such matters. Each of the parties irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.
The Company, the Warrant Agent and the holders of Warrants irrevocably waive any right they may have to a jury trial of any claim or cause of action in connection with the Warrant Agreement, the Warrants and/or this Warrant Certificate. This Warrant Certificate may be filed as a written consent to trial by court.

FORM OF ELECTION TO EXERCISE WARRANT
Yingli Green Energy Holding Company Limited

To :	Yingli Green Energy Holding Company Limited
No. 3055 Middle Fuxing Road
Baoding 070151
People’s Republic of China
Facsimile No.: (86) 312 892 9800
Attention: Chief Financial Officer

and

Deutsche Bank AG, Hong Kong Branch
48th Floor Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Facsimile No.: (852) 2203 7320
Attention: Trust and Securities Services

and

Deutsche Bank AG, London Branch
Facsimile No.: +44 20 7547 6749 or +44 20 7547 6624
Attention: Operation Team, Trust & Securities Services
IMPORTANT: PLEASE READ THE NOTES AT THE END OF THIS NOTICE BEFORE COMPLETING THIS NOTICE.
I/We hereby irrevocably elect to exercise the Warrants into ordinary shares of Yingli Green Energy Holding Company Limited (“Warrant Shares”) in accordance with Section 4 of the Warrant Agreement.
Please enter the number of Warrants and serial or identifying numbers of Warrant Certificates to be exercised:

Total number of Warrants:

Serial or identifying number of Warrant Certificates*:

ISIN number of Global Warrant:

*	Not required for Warrants represented by a Global Warrant.
Please complete all remaining sections of this notice before delivering it to the Warrant Agent.

A.	Exercising holder’s Information

Name of Holder:

Address of Holder:

Telephone Number:

Fax Number:

Email Address:

Contact Person:

B.	Delivery of Warrant Shares and/or Warrant ADSs
Please register the Warrant Shares in the name of the following person:

Name:

Address:

(a) Please deliver the Warrant Shares issued in respect of the exercise of the Warrant to the following person or to the Euroclear/Clearstream Participant account, as applicable:

Name:

Address(1):

Euroclear/Clearstream Participant Account Information (1):

Name and Telephone Number of Contact Person:

OR
(b) As per the terms of the Warrant Agreement, please cause the Warrant Shares to be deposited directly with the Custodian for the Depositary and cause the relevant number of ADSs to be delivered to the following person or to the Euroclear/Clearstream Participant account, as applicable:

Name:

Address(1):

Euroclear/Clearstream Participant Account Information (1):

Name and Telephone Number of Contact Person:

C. Fractional Interest
     If the Company does not have sufficient Warrant Shares to deliver upon exercise, the amount to be paid must be paid to the person whose name is specified above to be registered in the following manner:

Name:

Paid by Remittance: (with bank account details)

Signed:
(Notice to be signed by an authorised signatory)

Date:

NOTES:

(1)	Delete as appropriate.

For Company’s use only:
1.	Warrant Shares to be issued upon exercise.

(a) Aggregate Warrants deposited for exercise:

(b) Number of Warrant Shares deliverable:

(c) Amount of cash payment due in respect of fractions of Warrant Shares (if any and if applicable):

Note: The Company shall return a copy of this form to the Warrant Agent after completing the last section.

WARRANTS
1.	This notice will be void unless all relevant details are duly completed and deposited during the Exercise Period.

2.	Your attention is particularly drawn to Section 4 of the Warrant Agreement relating to the exercise of the Warrants.

3.	If a retroactive adjustment of the Strike Price contemplated by the terms and conditions of the Warrants is required in respect of an exercise of Warrants, additional Warrant Shares deliverable pursuant to such retroactive adjustment (together with any other securities, property or cash) shall be delivered or dispatched in accordance with the Warrant Agreement.

4.	Despatch of share certificates or other securities or property will be made at the risk of the exercising holder and the exercising holder will be required to submit any necessary documents required in order to effect, despatch in the manner specified.

SCHEDULE OF EXCHANGES OF INTERESTS OF GLOBAL WARRANTS
The following exchanges of a part of this Global Warrant have been made:

Date of Exchange	Amount of decrease	Amount of increase	Number of Warrants	Signature of
	in number of	in number of	in this Global	authorized officer
	Warrants in this	Warrants in this	Warrant following	of Warrant Agent
	Global Warrant	Global Warrant	such decrease or
increase

SCHEDULE C
FORM OF CERTIFICATE OF TRANSFER
Yingli Green Energy Holding Company Limited
No. 3055 Middle Fuxing Road
Baoding 070151
People’s Republic of China
Facsimile No.: (86) 312 892 9800
Attention: Chief Financial Officer
and
Deutsche Bank AG, Hong Kong Branch
48th Floor Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Facsimile No.: +852 2203 7320
Attention: Trust and Securities Services
Re: Warrants
Reference is hereby made to the Warrant Agreement, dated as of April  , 2009 (the “Warrant Agreement”), between Yingli Green Energy Holding Company Limited, as issuer (the “Company”), and Deutsche Bank AG, Hong Kong Branch, as warrant agent (the “Warrant Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Warrant Agreement.
                                    , (the “Transferee”) proposes to acquire                        hedging transactions involving the Warrants or the securities issuable upon exercise thereof may not be conducted unless in compliance with the Securities Act and (ii) such Transferee will only resell the Warrants or the securities issuable upon exercise of the Warrants in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration. The Transferee further certifies that:
[CHECK ALL THAT APPLY]
1. ☐ Check if Transferee will take delivery of a beneficial interest in the Global Warrant or a Definitive Warrant pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the U.S. Securities Act of 1933 (the “Securities Act”) and, accordingly, the Transferee hereby further certifies that (i) the Transferee is not a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and the Transfer was not prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed Transfer in accordance with the terms of the Warrant Certificate, the transferred beneficial interest or Definitive Warrant will be subject to the restrictions on transfer printed on the Global Warrant and/or the Definitive Warrant and the Securities Act.

C-1

2. ☐ Check if Transfer is Pursuant to Other Exemption. The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act and in compliance with the transfer restrictions contained in the Warrant Certificate and any applicable blue sky securities laws of any State of the United States.
This certificate and the statements contained herein are made for the benefit of the Company and for the benefit of the Warrant Agent.

[Insert Name of Transferee]

By:

Name:
Title:

Dated:

C-2

SCHEDULE D
FORM OF PUT NOTICE
RELATING TO WARRANTS ISSUED BY
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED (THE “COMPANY”)
Yingli Green Energy Holding Company Limited
No. 3055 Middle Fuxing Road
Baoding 070151
People’s Republic of China
Facsimile No.: (86) 312 892 9800
Attention: Chief Financial Officer
With a copy to:
Deutsche Bank AG, Hong Kong Branch
48th Floor Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Facsimile No.: +852 2203 7320
Attention: Trust and Securities Services
Re: Put Option Notice
By delivering this duly completed Notice to the Company, the undersigned holder of the Warrants surrendered with this Notice and referred to below irrevocably exercises its option to be paid the Put Price (as defined in, and calculated pursuant to, the Warrant Agreement) in accordance with Section 9 of the Warrant Agreement.
This Notice relates to [ ___] Warrants bearing:
The following serial number of Warrant Certificate(1):

ISIN Number of Global Warrant(1):

Payment Instructions
Please make payment in respect of the above-mentioned Warrants by remittance to the following bank account:

Bank:	Branch Address:

Branch Code:	Account Number:

Signature of holder:

D-1

NOTES:
(1) Delete as appropriate.

D-2

SCHEDULE E
FORM OF CERTIFICATE OF BENEFICIAL OWNER
Yingli Green Energy Holding Company Limited
No. 3055 Middle Fuxing Road
Baoding 070151
People’s Republic of China
Facsimile No.: (86) 312 892 9800
Attention: Chief Financial Officer

Deutsche Bank AG, Hong Kong Branch
48th Floor Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Facsimile No.: +852 2203 7320
Attention: Trust and Securities Services
Re: Initial Issuance of Warrants
Reference is hereby made to the Warrant Agreement, dated as of the date hereof (the “Warrant Agreement”), between Yingli Green Energy Holding Company Limited, as issuer (the “Company”), and Deutsche Bank AG, Hong Kong Branch, as warrant agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Warrant Agreement. In connection with the initial issuance of the Warrants, Gold Sun Day Limited (the “Beneficial Owner”), a limited liability company incorporated under the laws of the British Virgin Islands, DOES HEREBY CERTIFY THAT:
(a)	The Beneficial Owner is not a “U.S. person” (as defined in Rule 902 of Regulation S) and it understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Warrants and/or the Warrant Shares in any country or jurisdiction where action for that purpose is required. The Beneficial Owner is not acquiring the Warrants and/or the Warrant Shares for the account or benefit of any U.S. persons except in accordance with exemption from registration requirements of the Act below or in a transaction not subject thereto.

(b)	The Beneficial Owner is acquiring the Warrants and, upon the exercise of the Warrants, the Warrant Shares, for its own account and is not acquiring the Warrants and/or the Warrant Shares with a view to any distribution thereof that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction.

(c)	The Beneficial Owner represents that it understands that the Warrants and/or the Warrant Shares may not be offered or sold in the United States or to any U.S. person within 40 days following the date the Warrants are issued to the Beneficial Owner by the Company and that the Warrants and/or the Warrant Shares shall bear a restrictive legend (and a stop-transfer order may be placed against transfer of such Warrants and/or the Warrant Shares) unless such Warrants and/or the Warrant Shares are sold pursuant to a registration statement that has been declared effective under the Act (and which continues to be effective at the time of such transfer) or pursuant to Rule 144 under the Act or any similar provision then in effect.

(d)	The Beneficial Owner acknowledges that the Warrants and the Warrant Shares are “restricted securities” as defined in Rule 144 under the Act.

E-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate dated as of April      , 2009.

GOLD SUN DAY LIMITED
By:
Name:
Title:

E-2

SCHEDULE F
COMPANY EXERCISE NOTICE RELATING TO WARRANTS ISSUED BY
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED

To:	the holder of Warrant(s) of the above-mentioned issue.

Copy:	Deutsche Bank AG, Hong Kong Branch, as Warrant Agent
Facsimile No.: +852 2203 7320
Attention: Trust and Securities Services

Deutsche Bank AG, London Branch, Operation Team, Trust & Securities Services
Facsimile No.: +44 20 7547 6749 or +44 20 7547 6624
Attention: Operation Team, Trust & Securities Services
     With respect to our receipt of your Election to Exercise Warrant relating to the exercise of ___Warrants, pursuant to Section 4(a) of the Warrant Agreement dated April  , 2009 between the Company and the Warrant Agent, the Company hereby elects to settle the Warrant(s) deposited by delivering:
☐   _________Warrant Shares; or

☐   cash in the amount of US$_________; or

☐   cash in the amount of US$_________and _________Warrant Shares
Capitalized terms used but not defined herein shall have the meanings given to them in the Warrant Agreement.
Dated                                         , 20___
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED

By:

Name:
Title:

F-1